As filed with the U.S. Securities and Exchange Commission on November 9, 2009
Commission File No.  000-52488

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OPTICON SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-2583185
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

449 Central Ave., Suite 105
Saint Petersburg, FL 33701
(Address of principal executive offices)

817-305-7118
(Registrant’s telephone number, including area code)

EMPLOYEE’S COMPENSATION PLAN No. 1
(Full title of the plan)

Paul J. Aiello CEO
Opticon Systems, Inc.
449 Central Ave., Suite 105
Saint Petersburg, FL 33701
 (Name and Address of Agent for Service)

817-305-7118
(Telephone number, including area code, of agent for service.)

Copy To:
Jackson L. Morris, Esq.
3116 W. North A Street, Tampa, FL 33609-1544
Telephone: 813-874-8854 Facsimile: 800-310-1695
Email:  jackson.morris@rule144solution.com

 CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, par value $0.001 (2)	545,455	$0.055	$30,000	$1.68
Total	545,455	$0.055	$30,000	$1.68

(1) Pursuant to Rule 457(c) and (h)(1) of the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and amount of registration fee were computed based on the average of the closing bid and asked prices for shares of the registrant’s common stock in the over the counter market on November 6, 2009.
(2)  Shares issuable in payment for services for a period of three months.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

(a)  General Plan Information

(1)  The title of the Plan is the “Consultant’s Compensation Plan No. 1”.  This plan applies solely to common stock of Opticon Systems, Inc. which is being issued to Paul Aiello in payment pursuant to an Employment Agreement effective October 19, 2009 for services to be rendered per the employment agreement during a three month period beginning on the contract date.

(2)  The nature of the plan is to enable Opticon Systems, Inc. to obtain and pay for employment services with common stock instead of cash.

(3)  The plan is not subject to any provision of the Employee Retirement Income Security Act of 1974.

(4)  A plan participant may obtain additional information about the plan and its administrator from Sam (Saed) Talari, Co-Chairman of OptiCon Systems, Inc.  Mr. Talari’s address is 449 Central Ave., Suite 105, St. Petersburg, FL 33701 and his telephone at that address is 817-305-7118.

(b)  Securities to be Offered

Opticon System, Inc.’s common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(c)  Employees Who May Participate in the Plan

The following “employees” may participate in the plan:

Paul J. Aiello, acting as CEO of Opticon Systems, Inc.
The employee is a natural person, provided that no consultant or employee shall provide services in connection with the offer and sale of securities by Opticon Systems, Inc. in a capital-raising transaction or provide services that directly or indirectly promote or maintain a market for Opticon Systems, Inc.’s common stock.

(d)  Purchase of Securities Pursuant to the Plan and Payment for Securities Offered

 (1)   Opticon Systems, Inc. is compensating Paul J. Aiello by issuance of 545,455 shares of its common stock to Paul Aiello for services to be rendered under an Employment Agreement effective October 19, 2009.

 (2)  Services rendered by the employee shall be deemed payment for the shares.

 (3)  Not applicable.

(4)  Opticon Systems, Inc. does not make any contribution to the plan on behalf of the employee.

(5)  Opticon Systems, Inc. will, upon written or oral request, provide a written report to the employee of the number of shares purchased on the fee payment date.

(6)  The common stock will be issued by Opticon Systems, Inc., who will not pay any fees, commissions or other charges, other than ordinary transfer agent’s fees.

(e)  Resale Restrictions

There are no restrictions on resale of the common stock purchased under the plan.

(f)  Tax Effects of Plan Participation

Opticon Systems, Inc. is required to withhold any federal and state income taxes and employee participant’s social security and medicare contributions from compensation. Normally, there is no income tax, social security or medicare withholding requirement for independent consultants, including board members. The Company is to provide the employee-participant with  the number of shares an employee-participant is eligible to purchase on any compensation payment date. The employee shall be solely responsible for payment of applicable federal and state taxes computed on income and social security and medicare contributions. The Company is to provide the employee-participant with a computation of federal and state taxes, and social security and medicare contributions on all shares eligible to purchase by the employee-participant on any compensation date.  It is the employee-participant’s responsibility to reimburse the Company for any federal and state tax withholding no later than the due date for the payment of withholding taxes by the Company. Any gain or loss on the sale of the common stock, as compared to the tax basis, will be short or long term capital gain, as appropriate. The employee’s tax basis for the common stock will be the greater of the market value of the shares on the date of issue or the value pursuant to the Employment Agreement.

(g)  Investment of Funds

Not applicable.

(h)  Withdrawal from Plan; Assignment of Interest

Not applicable.

(i)  Forfeitures and Penalties

Not applicable.

(j)  Charges and Deductions and Liens Therefore

Not applicable

Item 2. Registrant Information and Employee Plan Annual Information.

A participant in the plan, upon written or oral request, may obtain without charge once annually the documents incorporated by reference in Item 3 of Part II of this registration statement, and those documents are incorporated by reference in a Section 10(a) prospectus.  Participants in the plan, upon written or oral request, may obtain without charge once annually the documents identified in rule 428(b) under the Securities Act of 1933, as amended.  Any such request should be made to Sam (Saed) Talari, Opticon Systems, Inc., Suite 105, 449 Central Ave., St. Petersburg, FL 33701 and his telephone number at that address is 817-305-7118.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement; and, all documents subsequently filed by Opticon Systems, Inc. pursuant to Sections 13(a), 13(c) and 14 of the Securities Exchange Act of 1934, as amended, prior to filing a post-effective which indicates that all securities offered by this registration statement have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such document.

(a)  Opticon Systems, Inc.’s latest annual report for the fiscal year ended June 30, 2009 filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

(b)  All other reports filed by Opticon Systems, Inc. pursuant to Section 13(a) of the Exchange Act since the end of the Company's fiscal year ended June 30, 2009.

(c)  The description of common stock contained in Opticon Systems, Inc.’s registration statement on Form 10, as amended, Commission file no. 000-52488.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Opticon Systems, Inc. will rely on the opinion of Jackson L. Morris, Esq. of Tampa, Florida for an opinion regarding the legality of the common stock issued pursuant to the plan.  Mr. Morris is a stockholder of Opticon Systems, Inc. common stock.

The financial statements of Opticon Systems, Inc. contained in reports incorporated by reference herein have been included in such reports in reliance on the report of KBL, LLP, Tampa, Florida, an independent registered certified public accounting firm, given on the authority of such firm as experts in auditing and accounting.

Item 6.  Indemnification  of Directors and Officers.

Nevada corporate law and Opticon Systems, Inc.’s bylaws, in general, authorize Opticon Systems, Inc. to indemnify its officers, directors and controlling persons, and any person serving at its request as an officer or director, against damages and loss if he or she acted in good faith and in a manner which he or she believed to be in, or not opposed to, the best interest of Opticon Systems, Inc.  In the event, however, that such person is adjudged liable to the corporation, he or she will not be entitled to indemnification.  Furthermore, unless limited by its articles of incorporation, a corporation shall indemnify a director or officer who prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director of Opticon Systems, Inc.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Opticon Systems, Inc. pursuant to the foregoing provisions, or otherwise, Opticon Systems, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Opticon Systems, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

4	Not Applicable
5	Opinion of Jackson L. Morris, Esq. re: legality
10.E.10	Employment Agreement between Opticon Systems, Inc. and Paul J. Aiello effective October 19, 2009
23.1	Consent of Jackson L. Morris, Esq., included in Exhibit 5
23.2	Consent of KBL, LLP, Independent Accountants

Item 9.  Undertakings

The undersigned registrant undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of the Securities Act of 1933) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, the undersigned registrant shall treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of the Securities Act of 1933);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d) The undersigned registrant will provide to any underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) That, for the purpose of determining liability under the Securities Act to any purchaser:

(1) If the undersigned registrant relies on Rule 430B (§230.430B of the Securities Act of 1933):

(i) Each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of the Securities Act of 1933) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of the Securities Act of 1933) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the undersigned registrant and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the undersigned registrant is subject to Rule 430C (§230.430C of the Securities Act of 1933), each prospectus filed pursuant to Rule 424(b)(§230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Opticon Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Saint Petersburg, Florida, on November 9, 2009.

Opticon Systems, Inc.

By: /s/ Paul J. Aiello

Paul J. Aiello, Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature and Name:	Capacity in which signed:	Date:

/s/ Paul J. Aiello	Principal Executive Officer	November 9, 2009
Paul J. Aiello

/s/ Malcolm F. Welch	Director	November 9, 2009
Malcolm F. Welch

/s/ Sam Talari	Director and Principal Executive Officer	November 9, 2009
Sam (Saed) Talari

/s/ Cristino L. Perez	Director and Principal Accounting Officer	November 9, 2009
Cristino L. Perez

/s/ Tessa Lander Tessa Lander	Director and Chief Operating Officer	November 9, 2009